Exhibit 10.1

AMENDMENT NO. 3

TO

COLLABORATION AND LICENSE AGREEMENT

THIS AMENDMENT NO. 3 TO COLLABORATION AND LICENSE AGREEMENT (this “Amendment”), effective as of the 1st day of April, 2011 (the “Amendment Effective Date”), is entered into by and between Momenta Pharmaceuticals, Inc., a Delaware corporation with a principal place of business at 675 West Kendall Street, Cambridge, MA 02142 USA (“Momenta”), and Sandoz AG, a Swiss corporation with a principal place of business at Lichtstraße 35, CH 4056 Basel BS, Switzerland (“Sandoz”).

WITNESSETH:

WHEREAS, Momenta and Sandoz are parties to that certain Collaboration and License Agreement, dated June 13, 2007, as amended (collectively, the “Agreement”);

WHEREAS, pursuant to Section 14.2 of the Agreement, the Agreement may be amended only by the written agreement of Momenta and Sandoz;

WHEREAS, pursuant to prior amendments to and notices issued under the Agreement, the scope of the Collaborative Program has been reduced by terminating those portions of the Agreement pertaining to the Glycoprotein Products;

WHEREAS, the remaining scope of the Collaborative Program consists of the Development and Commercialization of, and conduct of Legal Activities with respect to, the Copaxone-Referenced Product on a worldwide basis and the Lovenox-Referenced Product in the European Territory; and

WHEREAS, Momenta and Sandoz desire to amend the Agreement to reflect mutually agreed upon revised terms relating to the undertaking of certain ancillary activities pursuant to the Collaborative Program as may be agreed upon from time to time by the JSC pursuant to this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Momenta and Sandoz agree as follows:

1.                                       Amendment.

A new Section 5.16. is hereby added to Article 5 of the Agreement, which shall read as follows:

“5.16.                  Ancillary Projects.  Sandoz and Momenta may pursue Ancillary Projects under this Agreement in accordance with the following terms and conditions:

5.16.1.  Ancillary Project.  For the purpose of this Agreement, “Ancillary Project” shall mean any development and/or commercialization project which (i) consists of activities which are not part of, but connected with and pursued in support of, the Collaborative Program for a specific Product (the “Connected Product”), and (ii) has been approved by the JSC in accordance with Section 5.16.

5.16.2.  Approval and Definition by JSC.  The conduct of any Ancillary Project under this Agreement shall require, and be subject to, a JSC decision, which decision (i) is made in accordance with Section 5.9., (ii) explicitly identifies, with a reference to Section 5.16 of the Agreement, such project as an Ancillary Project for a Connected Product and (iii) is set out in final written JSC minutes according to Section 5.9. In addition, such JSC decision may, for the sole purpose described under, and with a specific reference to, Section 5.16.3(ii)(B), explicitly identify any specific deliverable anticipated to be developed under the Ancillary Project (such identified deliverable hereinafter being referred to as “Identified Deliverable”).

5.16.3.  Applicability of the Provisions of the Agreement.  Except to the extent explicitly defined otherwise by the JSC decision made according to 5.16.2 for a specific Ancillary Project, (i) the licenses granted under Sections 2.1, 2.2 and 2.5 and the exclusivity obligations under Section 2.3 related to the Connected Product shall be deemed to be extended to cover all activities under such Ancillary Project, and (ii) except for Sections 4.2, 9.1, 9.2, 11.2, 11.3, 11.4, 11.5 and 11.6, all other provisions of the Agreement shall apply accordingly to the Ancillary Project in a way that for the purpose of applying such provisions of the Agreement to the Ancillary Project (and only for such purpose), (A) the Ancillary Project shall be deemed to be integrated in and part of the Collaborative Program for the relevant Connected Product, and (B) any Identified Deliverable developed under the Ancillary Project shall be deemed to be a component, and falling within the definition under this Agreement, of the applicable Connected Product.  For the avoidance of doubt, in its decision according to Section 5.16.2 to undertake a specific Ancillary Project, the JSC may decide which activities under the Ancillary Project shall be defined as, and deemed part of, Development Costs or Commercialization Costs for the relevant Connected Product, and the responsibility and allocation among the Parties for bearing such costs (and related costs); provided, however, that nothing in this Section 5.16 shall modify, or authorize the JSC to modify, the terms and conditions with respect to the activities under the Collaborative Program for any Connected Product which are not part of an Ancillary Project expressly approved by the JSC.”

2.                                       Reference to and Effect on the Agreement.

3.1                                 On and after the Amendment Effective Date, each reference to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import shall mean and be a reference to the Agreement as amended hereby.  No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement, a reference to the Agreement in any such instrument or document shall be deemed to be a reference to the Agreement as amended hereby.

3.2                                 Except as expressly amended by this Amendment, the provisions of the Agreement shall remain in full force and effect.

3.                                       General.

4.1                               Definitions.  Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to them in the Agreement.

4.2                               Counterparts.  For the convenience of the Parties, this Amendment may be executed and transmitted by facsimile or via email in Portable Document Format (PDF), and in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both Parties.

4.3                               Authority.  Each Party represents and warrants that the person signing this Amendment on such Party’s behalf has the authority to act on its behalf and to bind such Party and that such Party duly authorized the signing person to sign this Amendment on its behalf.

4.4                               Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made within that state by residents of that state, without regard to New York’s conflict of law principles.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed and delivered on the date first written above.

SANDOZ AG

By:	/s/ Christina Ackermann
Name:	Christina Ackermann
Title:	General Counsel Sandoz

By:	/s/ Georg Reider
Name:	Georg Reider
Title:	Chief Financial Officer, Sandoz AG

MOMENTA PHARMACEUTICALS, INC.

By:	/s/ Craig A. Wheeler
Name:	Craig A. Wheeler
Title:	President & CEO